INVESTMENT MANAGEMENT AGREEMENT

THIS INVESTMENT MANAGEMENT AGREEMENT, is made and entered into as of [_____], (the “Agreement”), by and between Banner Ridge DSCO Private Markets Fund, a Delaware statutory trust (the “Fund”) and Banner Ridge Partners, LP, a Delaware limited partnership (the “Investment Manager”).

NOW, THEREFORE, in consideration of the mutual promises and agreements contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. The Investment Manager hereby agrees to perform all of the following duties under this Agreement:

(a) The Investment Manager shall be responsible for the management, operation and control of the investment and trading activities of the Fund, to the fullest extent permitted by law.

(b) The Investment Manager is hereby authorized to cause the Fund to make Fund investments and incur leverage, directly or indirectly through one or more subsidiaries or special purpose vehicles.

(c) The Investment Manager is hereby authorized, on behalf of the Fund, to possess, transfer, mortgage, pledge or otherwise deal in, and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to, Fund investments and other property and funds held or owned by the Fund, including, without limitation, as the Fund’s agent and attorney-in-fact exercising and enforcing rights with respect to any claims relating to such Fund investments and other property and funds, including with respect to litigation, bankruptcy or other reorganization.

(d) In the performance of the Investment Manager’s duties hereunder, the Investment Manager is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Fund in any way or otherwise be deemed to be an agent of the Fund.

(e) The Investment Manager shall maintain separate books and records of all matters pertaining to Fund assets required by Rule 31a-1 under the 1940 Act (other than those records being maintained by any administrator, custodian, or transfer agent appointed by the Fund) relating to the Investment Manager’s responsibilities provided hereunder with respect to the Fund, and shall preserve such records for the periods and in a manner prescribed therefore by Rule 31a-2 under the 1940 Act. The Investment Manager shall make such books and records available to the Board of Trustees of the Fund at any time upon reasonable request, shall deliver such books and records to the Fund upon the termination of this Agreement, and shall make such books and records available to the Fund without delay during any day the Fund is open for business.

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2. As compensation for its services hereunder, the Investment Manager shall be paid a management fee set forth on Schedule A hereto. Such management fee will payable quarterly in arrears for each calendar quarter. The Investment Manager may from time to time, and in its sole discretion, agree not to impose all or a portion of its fee otherwise payable hereunder (in advance of the time such fee or portion thereof would otherwise accrue) and/or undertake to pay or reimburse the Fund for all or a portion of its expenses not otherwise required to be borne or reimbursed by the Investment Manager. Any such fee reduction or undertaking may be discontinued or modified by the Investment Manager at any time.

3. To the fullest extent permitted by applicable law, the Fund shall bear and be charged with all Organizational Expenses and Operating Expenses of the Fund, as such terms are defined in Schedule B hereto. The Investment Manager shall bear all costs incurred by it in connection with the performance of its duties hereunder.

4. (a) To the fullest extent permitted by applicable law, none of the Investment Manager or any of its partners, shareholders, members, officers, directors, managers, employees, agents or affiliates (each, an “Indemnified Party”) shall be liable to the Fund or to any shareholder, whether for breach of contract, breach of duties, or otherwise, for: (i) any act or omission taken or suffered by that Indemnified Party in connection with the conduct of the affairs of the Fund, unless that act or omission, as determined by an adjudication, an arbitration or an admission by such Indemnified Party, resulted from an Indemnification Exclusion Event (as defined below) by that Indemnified Party; (ii) any mistake, negligence, dishonesty or bad faith of any agent of the Fund selected by that Indemnified Party with reasonable care; (iii) good faith reliance on the provisions of this Agreement; (iv) any change in federal, state or local or foreign income tax laws, or in interpretations thereof, as they apply to the Fund or the shareholders, whether any such change occurs through legislative, judicial or administrative action; or (v) any act or omission suffered or taken by that Indemnified Party on behalf of the Fund or in connection with the affairs of the Fund in good faith in reliance upon the advice of legal counsel or accountants selected by an Indemnified Party with reasonable care (each as determined by a court of competent jurisdiction). Notwithstanding the foregoing, nothing contained in this Section 4(a) shall relieve (nor is intended to relieve) an Indemnified Party of any liability to the extent (and only to the extent) such liability may not be waived, modified or limited under applicable law (including liability under certain U.S. securities laws which, under certain circumstances, may impose liability even on persons acting in good faith).

(b) As used herein “Indemnification Exclusion Event” means (i) bad faith, willful misconduct, gross negligence, (ii) a material breach of this Agreement or a breach of fiduciary duties to the Fund (as determined by a court of competent jurisdiction), or (iii)(A) the criminal conviction (including a plea of no contest) in a U.S. federal or state court of competent jurisdiction of the Investment Manager or any principal thereof of (1) a felony involving moral turpitude, (2) a felony punishable by a fine against such person in excess of two hundred fifty thousand dollars ($250,000) or the incarceration against such person of more than one (1) year that has a material adverse effect on the business of the Fund, (3) a material violation of the securities law applicable to the Fund, or (4) a violation of any other statute involving fraud, misappropriation or embezzlement; (B) the final, binding and non-appealable determination by a court of competent jurisdiction, an arbitration or an admission by such person that such person has (1) committed gross negligence or willful misconduct with respect to such person’s duties to the Fund, or (2) breached such person’s fiduciary duties to the Fund, or (C) the entering by a U.S. federal or state court of competent jurisdiction of an injunction prohibiting the Investment Manager from acting as the investment manager of the Fund.

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5. (a) To the fullest extent permitted by applicable law, the Fund shall indemnify and hold harmless the Indemnified Parties from and against any and all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses, including attorneys’ fees, and of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by any Indemnified Party and arise out of or in connection with the affairs of the Fund or in connection with the Fund’s business (but not including any Indemnified Party’s investment losses in respect of a direct or indirect investment made by such person in the Fund), any Fund investment or other entity any securities of which the Fund owns or has owned (but only after first taking up the indemnification with that Fund investment or other entity and then only to the extent that full indemnification is not provided by that Fund investment or other entity) or the performance by that Indemnified Party of any of the Investment Manager’s responsibilities hereunder (collectively, the “Indemnified Expenses”); provided, however, an Indemnified Party shall not be entitled to indemnification hereunder if and to the extent that (i) there is an adjudication, an arbitration or an admission by such Indemnified Party that the Indemnified Party’s conduct constituted an Indemnification Exclusion Event; or (ii) such Indemnified Expenses arise solely out of internal disputes between or among Indemnified Parties; provided, further, for the avoidance of doubt, if a court or other governing body makes a judicial decision or determination that an Indemnified Party is not entitled to indemnification hereunder, and that judicial decision or determination is subsequently overturned or dismissed by another court or governing body of competent jurisdiction, that Indemnified Party shall once again be entitled to indemnification hereunder. The termination of any proceeding by settlement or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption or constitute a determination or adjudication that any such Indemnified Party’s conduct constituted bad faith, willful misconduct, or gross negligence. The right of any Indemnified Party to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which that Indemnified Party may otherwise be entitled by contract or as a matter of law or equity and shall extend to that Indemnified Party’s successors, assigns and legal representatives. Notwithstanding the foregoing, nothing contained in this Section 5(a) shall relieve (nor is intended to relieve) an Indemnified Party of any liability to the extent (and only to the extent) such liability may not be waived, modified or limited under applicable law (including liability under certain U.S. securities laws which, under certain circumstances, may impose liability even on persons acting in good faith).

(b) The Fund may, as determined by the Investment Manager, pay or reimburse the Indemnified Expenses reasonably incurred by an Indemnified Party, if determined by the Investment Manager that such Indemnified Party is entitled to indemnification pursuant to this Agreement, that may be subject to a right of indemnification hereunder as those expenses are incurred in advance of any final disposition; provided, however, the Indemnified Party shall execute a written undertaking to repay the full amount advanced if there is a final adjudication, in the underlying action or proceeding in which the Indemnified Expenses were incurred, that the Indemnified Party is not entitled to the indemnification provided by this Agreement.

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(c) Any person entitled to indemnification from the Fund hereunder shall first seek recovery under any other indemnity or any insurance policies by which that person is indemnified or covered, as the case may be, but only to the extent that the indemnitor with respect to that indemnity or the insurer with respect to that insurance policy provides (or acknowledges its obligation to provide) that indemnity or coverage on a timely basis, as the case may be, and, if that person is other than the Investment Manager, that person shall obtain the written consent of the Investment Manager prior to entering into any compromise or settlement that would result in an obligation of the Fund to indemnify that person; and if liabilities arise out of the conduct of the affairs of the Fund and any other person for which the person entitled to indemnification from the Fund hereunder was then acting in a similar capacity, the amount of the indemnification provided by the Fund shall be limited to the Fund’s proportionate share thereof as reasonably determined by the Investment Manager in light of its fiduciary duties to the Fund and its shareholders. Following the Investment Manager’s consent in the foregoing sentence, the Investment Manager shall provide notice to the Board with respect to such indemnification obligation.

6. The Investment Manager agrees to be bound by the investment restrictions and guidelines set forth in the Fund’s registration statement on Form N-2 as currently in effect and shall operate the Fund’s investment program in a manner consistent therewith.

7. This Agreement shall become effective as of the date set forth above and shall remain in full force and effect continually thereafter, subject to renewal as provided in Section 7(c) hereof, and unless terminated automatically as set forth in Section 9 hereof or until terminated as follows:

(a) The Fund may cause this Agreement to terminate either (i) by vote of the Trust’s Board or (ii) upon the affirmative vote of a majority of the outstanding voting securities of the Fund;

(b) The Investment Manager at any time may terminate this Agreement upon at least seventy-five (75) days’ prior written notice to the Fund;

(c) This Agreement automatically shall terminate two years from the date of the Agreement’s execution unless the Agreement’s renewal specifically is approved at least annually thereafter by (i) a majority vote of the Trustees, including a majority vote of Trustees who are not “interested persons” (as such term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) of the Fund or the Investment Manager, at a meeting called for the purpose of voting on such approval; or (ii) the vote of a majority of the outstanding voting securities of the Fund; provided, however, that, if the continuance of this Agreement is submitted to the shareholders of the Fund for the shareholders’ approval and such shareholders fail to approve the continuance of this Agreement as provided herein, the Investment Manager may continue to serve hereunder as to the Fund in a manner consistent with the 1940 Act and the rules and regulations thereunder; and

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(d) Termination of this Agreement pursuant to this Section shall be without payment of any penalty.

8. This instrument contains the entire agreement among the parties relating to the subject matter hereof. This Agreement may not be added to or changed orally and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act, when applicable.

9. This Agreement shall automatically terminate, without the payment of any penalty, in the event of the Agreement’s “assignment” (as that term is defined in Section 2(a)(4) of the 1940 Act); provided, that such termination shall not relieve the Investment Manager of any liability incurred hereunder.

10. The Investment Manager agrees to notify the Fund in writing within thirty (30) days before any change in the control of the Investment Manager.

11. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to principles of conflicts of laws.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed this Agreement by their representatives thereunto duly authorized, as of the day and year first above written.

Banner Ridge DSCO PRIVATE MARKETS FUND

By:
[Name], [Title]

BANNER RIDGE PARTNERS, LP

By:	Banner Ridge LLC
its general partner

By:
Anthony Cusano, Manager

Signature Page to Investment Management Agreement

APPENDIX A

to the

INVESTMENT MANAGEMENT AGREEMENT

dated [____] between

BANNER RIDGE DSCO PRIVATE MARKETS FUND

and

BANNER RIDGE PARTNERS, LP

The Fund shall pay to the Investment Manager, as compensation for the Investment Manager’s services rendered, a fee, computed at an annual rate of 1.00% of the total capital commitments of all purchasers of Fund shares.

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APPENDIX B

to the

INVESTMENT MANAGEMENT AGREEMENT

dated [____] between

BANNER RIDGE DSCO PRIVATE MARKETS FUND

and

BANNER RIDGE PARTNERS, LP

Organizational Expenses and Operating Expenses.

(a) Organizational Expenses. To the fullest extent permitted by applicable law, the Fund shall bear and be charged with any actual, documented, out-of-pocket, third party expenses related to the organization and offering of the Fund, including governmental charges and professional fees and expenses in connection with the preparation of this Agreement and other contractual documents, legal and accounting fees, printing costs, “blue sky” filing fees and expenses, travel and out-of-pocket expenses (the “Organizational Expenses”).

(b) Operating Expenses. To the fullest extent permitted by applicable law, the Fund shall bear and be charged with all fees, costs and expenses incurred in connection with its activities and operations (or any Fund investment as the case may be) (the “Operating Expenses”), including, but not limited to, any of the following:

(1) administrative fees, costs and expenses related to the operation of the Fund, including the fees and expenses of accountants, lawyers, administrators and other professionals and service providers incurred in connection with the Fund’s annual audit, data processing, asset-level management and servicing, funding notices, record-keeping, legal, compliance, financial reporting, legal opinions, tax planning, tax projections, tax strategy and tax return preparation, as well as expenses associated with the preparation and distribution of reports and any other documents which in the opinion of the Investment Manager are necessary or desirable in connection with the business and administration of the Fud;

(2) fees, costs and expenses incurred in evaluating, negotiating, structuring, acquiring, appraising, financing, refinancing, holding, developing, monitoring, managing, disposing of or otherwise dealing with Fund investments pursued by or for the Fund (whether or not the Fund actually invests therein), including any “dead-deal” costs, spread and other commissions, bank charges, administration expenses, accounting expenses, custody fees, initial and variation margin, transfer fees, registration fees, interest on debit balances or borrowing, reasonable travel expenses (which shall include any air travel expenses limited to commercial rates and lodging expenses limited to standard rates), legal, due diligence, investment banking, brokerage, reporting, projections, valuation, appraisal, tax, accounting, audit, financing, insurance, consulting, leasing, inspection and indemnification expenses and other fees and out-of-pocket costs related thereto, including reimbursable expenses incidental to the operation of Fund investments paid to any service provider;

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(3) costs, fees and expenses arising out of the Fund’s ownership of an investment, including any capital calls for performance-based and asset-based compensation paid to portfolio managers and other operating expenses charged to the Fund by an investment;

(4) fees, costs and expenses, if any, with respect to arranging for financing for the Fund, any subsidiary of the Fund, or any other Fund investments;

(5) interest expenses, all costs of making temporary investments, brokerage commissions and other investment costs incurred by or on behalf of the Fund;

(6) fees, costs and expenses incurred in organizing, forming, maintaining and dissolving each subsidiary and any other entity formed to facilitate the Fund’s investments (including any legal and accounting expenses and other fees and out-of-pocket costs related thereto);

(7) taxes, fees and other equivalent governmental charges levied against the Fund, any Fund investment or the income thereof, fees of auditors, counsel and other advisors of the Fund, premiums for insurance protecting the Fund, the Investment Manager (acting in that capacity), and other Indemnified Parties, and litigation costs of the Fund;

(8) Indemnified Expenses incurred pursuant to this Agreement or related to any Investment, and any other extraordinary administrative or operating fees or expenses (e.g., litigation);

(9) costs, including the costs of vendors and service providers, of the Fund’s compliance with applicable laws and regulations of governmental and self-regulatory bodies, including any expenses derived from compliance with AIFMD and expenses preparing and filing reports under the Securities and Exchange Act of 1934; for the avoidance of doubt, any costs or expenses incurred for the Investment Manager’s compliance with the Investment Advisers Act of 1940, as amended, will be paid or borne by the Investment Manager and shall not be paid or borne by the Fund;

(10) costs and premiums of directors and officers insurance, and errors and omissions or similar insurance for the Fund;

(11) all reasonable and documented out-of-pocket expenses incurred in connection with any meetings of shareholders, the Board and any committee of the Fund (including travel, lodging, meals and entertainment expenses);

(12) specific expenses incurred in obtaining, developing or maintaining market data technology systems, research and other information and information service subscriptions utilized with respect to the Fund’s investment program including fees to third-party providers of research, portfolio risk management services (including the costs of risk management software or database packages);

(13) all ordinary out of pocket expenses related to the operation, administration or liquidation of the Fund, including the cost of the preparation, printing and distribution of the Fund’s financial statements or other reports and any related expenses of the Investment Manager;

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(14) all expenses incurred in the collection of amounts due to the Fund from any person, including any expenses incurred in connection with a default or other cost-recovery provisions set forth herein;

(15) all costs and expenses incurred as a result of dissolution, winding-up and termination of the Fund; and

(16) the Management Fee payable to the Investment Manager hereunder.

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